Exhibit 3.1(n)

STATE OF CONNECTICUT

SECRETARY OF THE STATE

The undersigned incorporator(s) hereby form(s) a corporation under the Stock Corporation Act of the State of Connecticut:

1.                                       The name of the corporation is:  CONNECTICUT TELEPHONE & COMMUNICATION SYSTEMS, INC.

2.                                       The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

a)                                      To engage in the electronics industry, and as such to manufacture, hold, purchase, or otherwise acquire, buy and sell, both retail and wholesale, produce, secure, receive, procure, make, or otherwise dispose of, and generally deal in articles in the electronics industry, and all other articles of merchandise of a kindred nature; and to export, import, and deal in all such articles commonly supplied or dealt in by business engaged in the electronic business.

b)                                     To engage in any lawful act or activity for which Corporations may be formed under the Stock Corporation Act of the State of Connecticut.

3.             The designation of each class of shares [rest of line is unreadable],

One Class of 5,000 authorized Shares of Common Stock, $10.00 Par Value.

4.                                       The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority of the board of directors pursuant to Section 33-341, 1959 Supp. Conn. G.S., are as follows:

No Stock in the Corporation shall be transferred to a person who is not already a Shareholder unless the Stock shall have been first offered for sale to the Corporation.  The right to transfer the Stock to a person not a Shareholder shall not exist until the Corporation has refused the offer made or until it has failed for a period of thirty (30) days after receipt of the written offer to accept same.  Regulations as to the price to be paid, formalities and procedures to be followed in effectuating the transfer shall be prescribed in the By-Laws of the Corporation.

5.                                       The minimum amount of stated capital with which the corporation shall commence business is ONE THOUSAND ($1,000.00) Dollars.  (Not less than one thousand dollars).

6. (7) — Other provisions

Dated at Meriden, Connecticut this 24th day of October, 1984.

I/We hereby declare, under the penalties of perjury, that the statements made in the foregoing certificate are true.

Charles Mattan
Name of Incorporator

/s/ Charles Mattan
Signed (Incorporator)